Exhibit 99.2

BIO-TECHNE DECLARES DIVIDEND

Minneapolis/April 28, 2014/ — Techne Corporation (NASDAQ:TECH), (d/b/a Bio-Techne announced that its Board of Directors has decided to pay a dividend of $0.31 per share for the quarter ended March 31, 2014. The quarterly dividend will be payable May 23, 2014 to all common shareholders of record on May 9, 2014. Future cash dividends will be considered by the Board of Directors on a quarterly basis.

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Techne Corporation, (d/b/a Bio-Techne), NASDAQ: TECH, is a global life sciences company providing innovative bioactive tools and resources for the research and clinical diagnostic communities. Bio-Techne products assist scientific investigations into biological processes and the nature and progress of specific diseases. They aid in drug discovery efforts and provide the means for accurate clinical tests and diagnoses. With over 24,000 products in its portfolio, Bio-Techne generated approximately $311 million in net sales in fiscal year 2013 and has over 1,000 employees worldwide. For more information on Bio-Techne and its brands, please visit www.bio-techne.com.

Contact: Jim Hippel, Chief Financial Officer

(612) 379-8854